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                                                                    Exhibit 99.1

                BURLINGTON RESOURCES COAL SEAM GAS ROYALTY TRUST
                ANNOUNCES SALE OF TRUST PROPERTIES; ESTABLISHMENT
                     OF RECORD DATE FOR SPECIAL DISTRIBUTION

FOR IMMEDIATE RELEASE

         Dallas, Texas, March 26, 1999 -- NationsBank, N.A. (the "Trustee"), as trustee of Burlington Resources Coal Seam Gas Royalty Trust, a Delaware business trust (the "Trust"), announced today that the Trustee, on behalf of the Trust, and San Juan Partners, L.L.C., a Texas limited liability company ("San Juan"), entered into an Agreement of Purchase and Sale pursuant to which San Juan has purchased today all of the assets of the Trust estate, consisting principally of the Trust's net profits interest in certain coal bed methane gas producing properties located in the San Juan Basin of New Mexico (the "Royalty Interests") for an all-cash purchase price of $73 million. Pursuant to the Trust Agreement governing the Trust (the "Trust Agreement"), the sale of the assets of the Trust estate is effective as of December 28, 1998, the date the unitholders of the Trust approved a unitholder proposal to terminate the Trust and certain related matters (the "Termination Date"). Accordingly, under the Trust Agreement, San Juan, as purchaser of the assets of the Trust estate, is entitled to all proceeds of production attributable to the Royalty Interests since the Termination Date.

         Pursuant to the Trust Agreement, the Trustee has established April 12, 1999 as the "Special Distribution Record Date" to determine those unitholders entitled to receive a special distribution payment of the net proceeds of the sale. On or before the fifteenth day following the Special Distribution Record Date, the Trustee will distribute to unitholders of record as of the close of business on the Special Distribution Record Date a special distribution payment in the amount of $8.167045 per Trust unit. This amount represents the proceeds from the sale of the assets of the Trust estate to San Juan net of the funds necessary to pay fees, expenses, liabilities and other obligations of the Trust, including fees and expenses of the Trustee and its accountants and legal counsel and the fee of Albrecht & Associates, Inc. ("Albrecht"), a Houston, Texas based company specializing in divestment of oil and gas properties that was engaged by the Trustee to assist in the sale of the assets of the Trust estate. The special distribution amount also is net of funds the Trustee has estimated to be necessary to hold in reserve to pay any other such fees, expenses, liabilities or obligations of the Trust as may be incurred in connection with the final administration, winding up and dissolution of the Trust. The Trustee anticipates that a small final distribution will be made at a later date to unitholders as of the Special Distribution Record Date of the balance, if any, of the amount of any such funds held in reserve that are not actually used.

         The Trustee will instruct the Trust's transfer agent to stop transfer of the Trust's units immediately following the Special Distribution Record Date. The Trustee anticipates that the New York Stock Exchange will initiate procedures for the delisting of the units at such time or shortly thereafter. In addition, the Trustee will request that unitholders surrender their unit certificates upon or prior to their receipt of the special distribution payment.

         The sale to San Juan followed several weeks of active marketing of the Trust assets by Albrecht. Prior to the closing of the sale, Albrecht delivered to the Trustee a letter setting forth Albrecht's opinion that the transaction is fair to the Trust and its unitholders from a financial point of view.

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         Burlington Resources Coal Seam Gas Royalty Trust is a Delaware business trust formed to own a net profits interest related to an interest in the Fruitland coal formation underlying the Northeast Blanco Unit in the San Juan Basin of New Mexico formerly owned by Burlington Resources Oil & Gas Company. Burlington Resources Oil & Gas Company conveyed its retained interest in the properties to San Juan effective as of July 1, 1998. The Trust's units of beneficial interest are traded on the New York Stock Exchange under the symbol "BRU."


For additional information, contact:

Burlington Resources Coal Seam Gas Royalty Trust
NationsBank, N.A., as Trustee
Ron E. Hooper, Vice President and Trust Administrator
214-508-2400 or fax 214-508-2431


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